October 29, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read the attachment filed under Item 77(K) of Bear Stearns CUFS MLP Mortgage Portfolio, a series of The RBB Fund, Inc.'s, Form N-SAR dated October 29, 2008, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania